SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

         / /    Preliminary Proxy Statement
         / /    Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)2))
         / /    Definitive Proxy Statement
         /X/    Definitive Additional Materials
         / /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



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                  (Name of Registrant as Specified in Charter)


             THE COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
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      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / /      Check  box if any part of the fee is  offset  as  provided  by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was


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paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



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         (2)      Form, Schedule or Registration Statement no.:



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         (3)      Filing Party:



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         (4)      Date Filed:

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
                   THE COMMITTEE TO REVITALIZE DOMINION BRIDGE

         SUPPLEMENTAL CONSENT SOLICITATION MATERIALS DATED JULY 16, 1997

To The Holders of Common Stock of Dominion Bridge Corporation:

         The following information amends and supplements the Definitive Consent Solicitation Statement dated June 23, 1997 (the "Consent Solicitation"), as supplemented by Supplemental Consent Materials dated July 2, 1997 (the "First Supplement") and this Supplement dated July 16, 1997 (the "Second Supplement") of the Committee to Revitalize Dominion Bridge (the "Committee").

         Except as otherwise set forth in this Second Supplement, the terms and conditions previously set forth in the Consent Solicitation and the First Supplement remain applicable in all respects and this Second Supplement should be read in conjunction with the Consent Solicitation and the First Supplement. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Consent Solicitation.


I.       PLAN FOR DOMINION BRIDGE

         On July 2, 1997 the Committee issued its plan for the Company, as set forth in a press release. The following supplements that information.

                  The Committee to Revitalize Dominion Bridge Corporation met with Legg Mason Wood Walker, the financial advisor to the Board of Directors of Dominion Bridge Corporation (NASDAQ: DBCO), on July 2, 1997 to present a proposal to begin maximizing the short and long term stockholder value in Dominion Bridge. The potential transaction encompassed the following three items. None of the Committee's proposal can be implemented unless a majority of shareholders of Dominion Bridge approves its consent solicitation.


                  o SUBSTANTIALLY INCREASE NEW BUSINESS BY ACQUIRING FIRST KEY PROJECT TECHNOLOGIES, INC. This international engineering and construction management firm is headquartered in Toronto, Canada and was recently formed by former industry executives of Bennett & Wright and Bracknell Corporation. It has orders in hand, and contracts in process that are expected to result in a confirmed backlog of approximately US $600 million by the end of 1997, with projects in Canada and internationally. Mr. Ken Mariash, the Committee's President and CEO, stated: "Over the next twelve months, this group is projected to generate revenues of US $150 million with pre-tax profits exceeding US $12 million. Additionally, the acquisition would bring an additional US $50 million of fabrication work to Dominion Bridge's Lachine (Montreal) facility, which current management describes as a major source of current operating losses. With completion of this acquisition, Dominion Bridge's consolidated backlog of work in hand would exceed US $1 billion." All figures have been obtained from First Key.

                  The Committee's members are currently negotiating an acquisition agreement with the principals of First Key Project Technologies that the Committee believes would be additive to Dominion Bridge's earnings. No members of the Committee, or their affiliates, are affiliated with First Key. Any acquisition agreement would be assigned to Dominion Bridge following a change in control. The Committee expects that working capital would be used to finance this project if consummated. Any transaction with First Key would be subject to approval of the board of directors, there is no assurance that such a proposal can be completed or approval obtained.


                  o RATIONALIZE THE MCCONNELL DOWELL INVESTMENT THROUGH A PROPOSAL TO ACQUIRE THE ENTIRE SUBSIDIARY. This would serve two key corporate goals. First, it would provide access to larger infrastructure projects in both North America and the Asia-Pacific region, so that the strengths of the Canadian divisions and MDC can be jointly marketed for the greater benefit of the entire Dominion Bridge family. Second, it would consolidate and rationalize Dominion Bridge's cash flow situation and make capital-raising more efficient and less costly. The Committee expects that working capital would be used to finance this project if consummated.


                  o $2.50 PER SHARE OF CONTINGENT VALUE RIGHTS. The Committee's proposal to issue a contingent value right (CVR) to each stockholder expired according to its terms on Monday, July 14, 1997.


II.      INFORMATIONAL MEETING

                  The Committee is planning to hold its second informational meeting for stockholders on Wednesday, July 16, 1997 at 3 p.m. at the Harvard Club in New York City. As previously noted in the Consent Statement, the Committee has set Friday, July 18, 1997 as the goal for submission of written consents.


III.     WEB SITE


         The Committee has set up a web page at www.k4.com/dbcommittee.

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         If your  shares  of  Common  Stock  are  held in the  name of a bank or brokerage firm, only that firm can execute a written consent card on your behalf. Please contact the person responsible for your account and instruct them to execute a WHITE written consent card as soon possible.

         If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of written consents:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                            TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800
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